Filed Pursuant to Rule 433 of the
Securities Act of 1933, as amended
Registration Statement No. 333-192476
Dated February 4, 2014

B-Roll Script

Buck French

Co-Founder and CEO

Fantex Holdings

What is Fantex?

Fantex was started with the belief that there was a powerful way in which to help build the brands of athletes and celebrities.

If you could allow people to have ownership linked to the value and performance of an athlete brand, we felt that we could create an initial level of advocacy that’s never existed before.

Fantex is excited to make that connection for the first time.  Investors can go to Fantex.com and will soon be able to actually buy stock that is linked to the value and performance of the brand of an athlete.

What is the structure of the company?

Fantex Holdings is the parent company to both Fantex, Inc. and Fantex Brokerage Services.

What is Fantex, Inc.?

Fantex, Inc., is a brand building company, which purchases a minority interest in an athlete’s brand income and works to increase the value of this brand.  Brand income is typically made up of things like playing contracts, endorsements, and appearance fees. In order to fund the purchase and as one of the first steps in building an athlete’s brand, Fantex, Inc. develops a tracking stock* that is linked to the economic performance of the brand.  The tracking stock is to be offered pursuant to a registration statement filed with the Securities and Exchange Commission.  The Initial Public Offering of the stock takes place on Fantex Brokerage Services.

What is Fantex Brokerage Services?

Fantex Brokerage Services is the world’s first trading platform that lets consumers invest real money in stock linked to the value and performance of the brand of a professional athlete.  It is the exclusive trading platform for Fantex, Inc. tracking stocks.

Once the IPO transaction is completed, trading on the secondary market will typically begin on the next trading day. Customers may then start trying to buy or sell the tracking stock on the Fantex marketplace.

Will Fantex, Inc. offer additional tracking stocks in the future?

Fantex, Inc.’s goal is to enter into additional brand contracts in the months ahead across the world of sports. As with our first tracking stock, any future tracking stocks issued by Fantex, Inc. will be available on Fantex Brokerage Services.

What do I need to get started on Fantex Brokerage Services?

Customers interested in learning more should go to Fantex.com. There, you can read the prospectus for our current offering, which contains important information about Fantex, Inc., the tracking stock, and the associated athlete brand contract and brand. There is also additional information on the website to explain how Fantex Brokerage Services works such as how to sign up, fund your account, and trade.

There is a very simple and straightforward process for potential customers to register, fund their accounts with real money, place a reservation for the IPO, and ultimately, trade on the platform.

Current eligibility is limited to U.S. Residents ages 18 years or older with a physical address in the United States or its territories.

Are these real stocks?

Yes, these are Fantex, Inc. tracking stocks that are being offered pursuant to a registration statement that has been filed with the Securities and Exchange Commission (SEC).

Why is this significant?

For the first time, investors can apply their sports and financial knowledge to invest real money in stocks linked to the value and performance of real athlete brands.

How does Fantex, Inc. choose which athletes to work with?

Fantex, Inc. is targeting athletes and entertainers that we believe have the unique traits that allow them to take advantage of our platform in order to build their brand for the long term.

*Each Fantex, Inc. tracking stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. However, holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any individual tracking series that Fantex, Inc. establishes and issues in the future.  Each Fantex, Inc. tracking stock is only offered through Fantex Brokerage Services. Fantex Brokerage Services cannot assure you as to the development or liquidity of any trading market for these stocks.

Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. View the prospectus https://fantex.com/fantex-vernon-davis-215595/prospectus.